Exhibit 99.1

Contacts:

Dana Coffield	Al Palombo
Gran Tierra Energy Inc.	Cameron Associates
President & Chief Executive Officer	Investor Relations
(800) 916-4873	(212) 245-8800 Ext. 209
info@grantierra.com	al@cameronassoc.com

GRAN TIERRA ENERGY ANNOUNCES FOURTH QUARTER AND 2007 YEAR-END FINANCIAL RESULTS

Company Reports Record Increase in Year over Year Reserves, Production Volumes, and Revenues - Net Proved Reserves Double to 6.4 Million Barrels of Oil.

CALGARY, Alberta, March 13, 2008, Gran Tierra Energy Inc. (TSX: GTE, OTCBB: GTRE), a company focused on oil exploration and production in South America, today announced financial and operating results for the quarter and year ended December 31, 2007.

Average oil production for the year ended December 31, 2007, net of royalties, increased 109 % to 1,482 barrels of oil per day (BOPD) from 704 BOPD in 2006. The increase in production is due primarily to the inclusion of a full year of Colombia and Argentina production, the commencement in the third quarter of production from two new discovery wells in Colombia drilled during the first half of 2007, and the commencement in the first quarter of production from a discovery well in Argentina.

Average oil production for the fourth quarter of 2007, net after royalties, was approximately 2,371 BOPD. Production continued growing through the fourth quarter resulting in an exit rate of approximately 3,300 BOPD for 2007.

The average price received per barrel of oil increased 30% to $58.79 per barrel for 2007 from $45.33 per barrel in 2006. The average price of oil realized in Colombia during 2007 was $71.28 per barrel compared to $51.17 per barrel in 2006. In Argentina, the average realized price for oil during 2007 was $38.76 per barrel compared to $39.41 per barrel in 2006.

Revenue and other income for 2007 was $32.3 million, an increase of 167% from $12.1 million for 2006. The net loss for 2007 was $8.5 million or ($0.09) per share, compared to a net loss of $5.8 million or ($0.08) per share in 2006. The 2007 results reflect a full year of Colombian and Argentine operating activities and the impact of new oil production from the company’s 2007 discoveries in Colombia and Argentina. The 2007 financial results were impacted by non-cash expenses of $7.4 million (2006 - $1.5 million) related to liquidated damages arising from the company’s 2006 financing and a $3.0 million loss on valuation of derivative financial instruments.

Revenue and other income for the fourth quarter ended December 31, 2007 was $16.0 million, a 354% increase from $3.5 million for the same period of 2006. Net income for the quarter was $2.2 million or $0.02 per share as compared to a net loss of $4.0 million, or ($0.04) per share for the same period in 2006. The fourth quarter 2007 results reflect the increase in the company’s oil production in Colombia during the quarter resulting from the oil discoveries in the first half of 2007.

Cash provided by operations for 2007 was $6.2 million compared to cash used in operations of $0.8 million in 2006.

The company reported cash and equivalents of $18.2 million at 2007 year end as compared to $24.1 million at December 31, 2006. Working capital decreased to $8.1 million as compared to $14.5 million at the end of 2006. Shareholders’ equity increased from $76.2 million at December 31, 2006 to $76.8 million at December 31, 2007, and the company reported no outstanding long-term debt as of year end 2007.

Externally audited oil reserves net after royalty to Gran Tierra Energy as of December 31, 2007 increased significantly from 2006 and included 6.4 million barrels of oil (BO) proved, 5.0 million BO probable, and 5.1 million BO possible, for a total of 16.5 million BO of proved, probable and possible reserves. Reserves as of December 31, 2006 were 3.0 million BO proved, 1.2 million BO probable, and 2.9 million BO possible, for a total of 7.1 million BO of proved, probable and possible reserves. The 2007 year end reserves do not include the impact of the positive results from the two recently completed delineation wells in the Costayaco oil discovery in Colombia.

Commenting on the results, Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy Inc., stated, “2007 was an extraordinary year for Gran Tierra Energy. Dramatic oil reserve additions resulting from drilling success on company operated properties in Colombia and Argentina in 2007 transformed the company from an exploration led company to a rapidly growing exploration and production company. Gran Tierra Energy has entered 2008 with an exciting portfolio of exploration and development opportunities and a solid production base. The company is the operator of all of its nine exploration and production contracts in Colombia, seven of its eight contracts in Argentina and both of its two contracts in Peru. Gran Tierra Energy’s 2008 capital program is focused on developing oil reserves, growing production and increasing cash flow by drilling six delineation and development wells. In parallel, we will continue conducting exploration operations, with three exploration wells budgeted for 2008 targeting additional prospects to potentially grow our reserve base in Colombia and Argentina, in addition to gravity and magnetic data acquisition on our vast exploration land position in Peru.”

Coffield concluded, “Our 2007 operating results have set the company in motion to achieve our long term goal of becoming a significant player in the international oil and gas exploration and production arena.”

Conference Call Information:

Gran Tierra Energy Inc. will hold a conference call to review its fourth quarter and full year 2007 results on Friday, March 14, 2008 at 10:00 a.m. Eastern Daylight Time. The call will be hosted by Dana Coffield, President and Chief Executive Officer. Interested parties may access the conference call by dialing (888) 680-0879 (domestic) or (617) 213-4856 (international), pass code # 45103243. The call will also be available via web cast at www.grantierra.com, or http://www.streetevents.com, http://www.fulldisclosure.com

If you are unable to participate, an audio replay of the call will be available beginning two hours after the call and will be available until 11:59 p.m. on March 21, 2008, by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) using confirmation pass code 18215037.

About Gran Tierra Energy Inc.:

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the Toronto Stock Exchange (GTE) and the OTC Bulletin Board (GTRE), and operating in South America. The company holds interests in producing and prospective properties in Argentina, Colombia and Peru. The company has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra Energy is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or 1-800-916-GTRE (4873).

Forward Looking Statements:

Estimates of total remaining recoverable hydrocarbon liquid, gas, and plant product quantities at December 31, 2007 have been prepared in accordance with the definitions for Proved reserves set out in Rule 4-10 of Regulation S-X of the U.S. Securities and Exchange Commission. Probable and Possible reserves have been prepared in accordance with the generally accepted petroleum engineering principles provided for in the document entitled Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information, promulgated by the Society of Petroleum Engineers (SPE). Reserve definitions utilized are those approved by the SPE and the World Petroleum Congress in March of 1997.

The statements in this news release regarding Gran Tierra Energy’s 2008 plans for exploration and acquiring gravity and magnetic data on its exploration land position in Peru are "forward-looking statements" that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. There are a number of important factors that could cause the results or outcomes discussed herein to differ materially from those indicated by these forward-looking statements, including, among others: Gran Tierra Energy’s operations are located in South America, and unexpected problems can arise due to technical difficulties and operational difficulties which impact the production, transport or sale of its products, and geographic and weather conditions; and whether Gran Tierra Energy will be successful in its drilling efforts and whether Gran Tierra Energy’s estimates for its reserves are accurate. Further information on potential factors that could affect Gran Tierra Energy are included in risks detailed from time to time in Gran Tierra Energy's Securities and Exchange Commission filings, including, without limitation, Gran Tierra Energy's Quarterly Report on Form 10-Q for the period ended September 30, 2007, filed with the Securities and Exchange Commission on November 8, 2007, and available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Gran Tierra Energy does not undertake an obligation to update forward-looking or other statements in this release.

Basis of Presentation of Financial Results:

Gran Tierra Energy’s financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

Gran Tierra Energy Inc.
Consolidated Statements of Operations and Accumulated Deficit
Prepared in accordance with generally accepted accounting principles in the United States

Year Ended December 31,		Quarter Ended December 31,
2007	2006	2007	2006
(Expressed in U.S. dollars)

REVENUE AND OTHER INCOME
Oil sales	$31,807,641	$11,645,553	$15,915,273	$3,351,933
Natural gas sales	44,971	75,488	9,477	10,187
Interest	425,542	351,872	48,110	156,056
	32,278,154	12,072,913	15,972,860	3,518,176

EXPENSES
Operating	10,474,368	4,233,470	3,754,915	1,530,963
Depletion, depreciation and accretion	9,414,907	4,088,437	2,865,055	1,764,279
General and administrative	10,231,952	6,998,804	2,648,231	3,000,608
Liquidated damages	7,366,949	1,527,988	-	1,266,806
Derivative financial instruments	3,039,690	-	2,246,110	-
Foreign exchange (gain) loss	(77,275)	370,538	14,497	93,012
	40,450,591	17,219,237	11,528,808	7,655,668

INCOME (LOSS) BEFORE INCOME TAX	(8,172,437)	(5,146,324)	4,444,052	(4,137,492)
Income tax	(294,767)	(677,380)	(2,280,685)	170,820

NET INCOME (LOSS)	$(8,467,204)	$(5,823,704)	$2,163,367	$(3,966,672)

ACCUMULATED DEFICIT, beginning of period	(8,043,384)	(2,219,680)	(18,673,955)	(4,076,712)

ACCUMULATED DEFICIT, end of period	$(16,510,588)	$(8,043,384)	$(16,510,588)	$(8,043,384)

NET INCOME (LOSS) PER COMMON SHARE — BASIC & DILUTED
- BASIC	(0.09)	(0.08)	0.02	(0.04)
- FULLY DILUTED	(0.09)	(0.08)	0.02	(0.04)
Weighted average common shares outstanding
- Basic	95,096,311	72,443,501	95,049,083	95,455,759
- Fully Diluted	95,096,311	72,443,501	110,577,835	95,455,759

Gran Tierra Energy Inc.
Consolidated Balance Sheets
Prepared in accordance with generally accepted accounting principles in the United States

	Year Ended December 31,
	2007	2006
	(Expressed in U.S. dollars)

ASSETS
Current assets
Cash and cash equivalents	$18,188,817	$24,100,780
Restricted cash	-	2,291,360
Accounts receivable	10,694,705	5,089,561
Inventory	786,921	811,991
Taxes receivable	1,177,076	404,120
Prepaids	442,271	676,524
Deferred tax asset	220,000	-

Total Current Assets	31,509,790	33,374,336

Oil and gas properties, using the full cost method of accounting
Proved	44,292,203	37,760,230
Unproved	18,910,229	18,333,054

Total Oil and Gas Properties	63,202,432	56,093,284

Other assets	715,470	614,104

Total Property, Plant and Equipment	63,917,902	56,707,388

Long term assets
Deferred tax asset	1,838,436	444,324
Taxes receivable	525,350	-
Other long-term assets	-	5,826
Goodwill	15,005,083	15,005,083

Total Long Term Assets	17,368,869	15,455,233

Total Assets	$112,796,561	$105,536,957
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$11,327,292	$6,729,839
Accrued liabilities	6,138,684	8,932,966
Liquidated damages	-	1,527,988
Derivative financial instruments	1,593,629	-
Current taxes payable	3,284,334	1,642,045
Deferred tax liability	1,107,802	-

Total Current Liabilities	23,451,741	18,832,838

Long term liabilities	131,821	39,077
Deferred tax liability	9,234,926	7,153,112
Deferred remittance tax	1,332,016	2,722,545
Derivative financial instruments	1,054,716	-
Asset retirement obligation	799,486	594,606

Total Long Term Liabilities	12,552,965	10,509,340

Shareholders’ equity
Common shares	95,176	95,455
Additional paid in capital	72,457,519	71,311,155
Warrants	20,749,748	12,831,553
Accumulated deficit	(16,510,588)	(8,043,384)

Total Shareholders’ Equity	76,791,855	76,194,779

Total Liabilities and Shareholders’ Equity	$112,796,561	$105,536,957

Consolidated Statements of Cash Flow
For the Years ended December 31, 2007 and 2006 and
Prepared in accordance with generally accepted accounting principles in the United States

	Year Ended December 31,
	2007	2006
	(Expressed in U.S. dollars)

Operating Activities
Net loss	$(8,467,204)	$(5,823,704)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation and accretion	9,414,907	4,088,437
Deferred tax	(702,827)	892,998
Stock based compensation	809,522	260,495
Liquidated damages	5,838,961	1,527,988
Unrealized loss on financial instruments	2,648,346	-
Net changes in non-cash working capital
Accounts receivable	(5,605,144)	(4,280,601)
Inventory	25,070	(364,983)
Prepaids and other current assets	234,253	(633,823)
Deferred tax asset	(220,000)	-
Accounts payable and accrued liabilities	261,658	3,799,554
Taxes receivable and payable	869,333	(295,981)
Deferred tax liability	1,107,802	-
Net cash provided by (used in) operating activities	6,214,677	(829,620)

Investing Activities
Restricted cash	1,010,409	(1,020,490)
Oil and gas property expenditures	(13,429,570)	(7,434,463)
Business acquisition	-	(36,911,959)
Long term assets and liabilities	(426,782)	-

Net cash used in investing activities	(12,845,943)	(45,366,912)

Financing Activities
Restricted cash	-	(1,280,993)
Proceeds from issuance of common stock	719,303	69,356,849

Net cash provided by financing activities	719,303	68,075,856

Net (decrease) increase in cash and cash equivalents	(5,911,963)	21,879,324
Cash and cash equivalents, beginning of period	24,100,780	2,221,456

Cash and cash equivalents, end of period	$18,188,817	$24,100,780